Exhibit 99.3

Consent

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4 of Marathon Petroleum Corporation (“MPC”) and all amendments thereto (the “Registration Statement”), any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, or any related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), as a person who is to become a director of MPC upon the completion of the merger described therein, and to the filing of this consent as an exhibit to this Registration Statement.

Date: September 10, 2018

By:	/s/ Edward G. Galante
Edward G. Galante